Exhibit 99.1

Hamptons Luxury Homes Launches a New Sales Program, Prudential Douglas Elliman Real Estate is first on board

Structured Sales Program Offers Additional Opportunities for Agent Referral Fees

May Provide Benchmark Standard for Others throughout US

Bridgehampton, NY (2/20/07) – Hamptons Luxury Homes (OTCBB:HLXH), a nationally recognized and award-winning luxury homebuilder of custom estate homes, today announced that it has launched a unique formal sales program by executing a definitive agreement with Prudential Douglas Elliman Real Estate in New York.

The Referral Agreement is designed to enable real estate agents of the firm to provide specific referrals of clients to Hamptons Luxury Homes, and receive a fully disclosed fee on those referrals.

“This is a first-ever formal sales program implemented in the Hamptons,” said Roy Dalene, president of Hamptons Luxury Homes.  “Our initial thought was to create our own in house commission based sales staff, however real estate agents who are working with their customers are the ones who will know immediately if a client is considering building, renovating, altering or repairing a home.  In the past, we have received many leads through agents.  It just seems fair – and a very good business move – to compensate agents for these referrals and fully disclose this compensation.  We believe that this model could be replicated nationwide.”

“We have an excellent working relationship with several Prudential Douglas Elliman brokers in the Hamptons for many years and we are very pleased that they were the first real estate firm to sign on with us.”

“It’s a win-win situation,” said Paul Brennan, Senior Vice President, Hampton’s Regional Manager of Prudential Douglas Elliman Real Estate, the largest residential real estate firm in New York.  “Our agents win because they have an opportunity to increase their income and Hamptons Luxury Homes and its award-winning subsidiary, Telemark, wins with the increased sales leads that can be generated by our agents.  We are both working with similar clientele – the ultra-wealthy customer who is quite discerning.”

Through this new program, Prudential Douglas Elliman Real Estate agents have the opportunity to introduce Hamptons Luxury Homes services to their clients who may be considering the following:

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building, renovating, altering or repairing a home

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in need of property maintenance

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in need of a property manager

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custom millwork

Additionally, Hamptons Luxury Homes provides sales support to the real estate agent.  “For example, if an agent has a client who is considering purchasing a home and wants to determine the cost for alterations or repairs, we will perform an evaluation and create a preliminary budget for that client free of charge.  The agent then rolls the cost of repairs or alterations into the sales of the home and adds his or her commission on a fully disclosed basis,” explains Dalene.  He added that Hamptons Luxury Homes is also able to determine the cost of a project and add a line item for a sales commission as agreed by the agent, thereby fulfilling any disclosure requirements that are required.

“Because of the nature of our business, coupled with the agent’s personal relationship with clients, we believe we can provide that agent with even more tools to offer the best possible service to his or her client,” said Dalene.

He notes that Hamptons Luxury Homes can also provide benefits to agents’ clients from their expertise and reputation for fine quality work for a completed project that is far easier to sell.  “We have the ability to work with a real estate agent’s client that may want to be involved in a speculative building project by structuring a joint venture that includes both the real estate agent’s participation or a referral fee structure as a part of that agreement, while maintaining disclosure requirements.

Dalene believes this is the first time that a builder such as Hamptons Luxury Homes, Inc. has established a structured program of referrals for real estate agents’ and the opportunity for participation in business.  “We think that this program is something that can be replicated nationwide in certain markets,” he said, noting that the primary reason it can be successful is the reputation of both Telemark (the company’s subsidiary) and the Prudential Douglas Elliman Real Estate firm.  “Our premiere reputations in our market are such that we share clientele.  As a result, what we are doing has one beneficiary in mind – the respective client.”

About Hamptons Luxury Homes

Hamptons Luxury Homes (www.hlxhomes.com) is a regional homebuilder of custom estate homes with operations in Bridgehampton, New York.  Founded in 1978 Hamptons Luxury Homes is a nationally recognized and award building luxury homebuilder.  Awarded “Custom Builder of the Year” by Custom Builder Magazine in 1998, the Company maintains an industry leading reputation for construction of luxury vacation homes from foundation to completion, with values ranging up to $50 million.  Hamptons Luxury Homes combines the most innovative methods of ultra-high quality materials with superb old-world craftsmanship to create the ultimate in luxury homes with outstanding aesthetic appeal.  Already a recognized and well-established entity in the exclusive environs of Southampton, New York (through its Telemark subsidiary), the firm plans to expand into similar luxury markets in the United States.

Certain statements in this news release may contain forward-looking information with the meaning of Rule 175 under the Securities Act of 1933 and Rule 3B-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules.  All statements, other than statements of fact, included in this release, including without limitation, statements regarding the potential future plans and objectives of the Corporation, are forward-looking statements that involve risks and uncertainties.  There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

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